Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-166475) of Greenhill & Co., Inc. and subsidiaries, and

(2) Registration Statement (Form S-8 No. 333-232983) pertaining to the Greenhill & Co., Inc. 2019 Equity Incentive Plan

(3) Registration Statement (Form S-8 No. 333-266503) pertaining to the Greenhill & Co., Inc. Amended 2019 Equity Incentive Plan

of our reports dated February 28, 2023, with respect to the consolidated financial statements of Greenhill & Co., Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Greenhill & Co., Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2022.
/s/ Ernst & Young LLP
New York, New York
February 28, 2023